Exhibit 99.2

SELECT COMFORT CORPORATION AND SUBSIDIARIES

Reported to Adjusted Statements of Operations Data Reconciliation

(unaudited – in thousands, except per share amounts)

	Three Months Ended
	January 3, 2009				December 29, 2007
	As Reported	Impairments(1)	Tax Valuation(2)	As Adjusted	As Reported	Impairments(1)	Tax Valuation	As Adjusted

Operating (loss) income	$(50,217)	$32,060	$—	$(18,157)	$2,799	$211	$—	$3,010

(Loss) income before income taxes	(51,506)	32,060	—	(19,446)	2,590	211	—	2,801
Income tax (benefit) expense(3)	5,930	12,818	(26,840)	(8,092)	422	78	—	500
Net (loss) income	$(57,436)	$19,242	$26,840	$(11,354)	$2,168	$133	$—	$2,301

Net (loss) income per share –
Basic	$(1.30)	$0.43	$0.61	$(0.26)	$0.05	$0.00	$—	$0.05
Diluted	$(1.30)	$0.43	$0.61	$(0.26)	$0.05	$0.00	$—	$0.05

Basic Shares	44,305	44,305	44,305	44,305	44,000	44,000	44,000	44,000
Diluted Shares	44,305	44,305	44,305	44,305	45,331	45,331	45,331	45,331

(1)

Period ended January 3, 2009 includes impairment charges for the abandonment of our plan to implement SAP-based applications and underperforming stores period ended December 29, 2007 includes impairment charges for underperforming stores

(2)	We established a $26.8 million valuation allowance against deferred taxes in the fourth quarter of fiscal 2008

(3)	Reflects annual effective tax rate, before discrete adjustments, of 40.0% and 37.1%, respectively, for the periods ended January 3, 2009 and December 29, 2007

Note -

Our “as adjusted” data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported,” or GAAP financial data. However, we have are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts

GAAP - generally accepted accounting principles

SELECT COMFORT CORPORATION AND SUBSIDIARIES

Reported to Adjusted Statements of Operations Data Reconciliation

(unaudited – in thousands, except per share amounts)

	Fiscal Years Ended
	January 3, 2009				December 29, 2007
	As Reported	Impairments(1)	Tax Valuation(2)	As Adjusted	As Reported	Impairments(1)	Tax Valuation	As Adjusted

Operating (loss) income	$(69,458)	$34,594	$—	$(34,864)	$43,506	$409	$—	$43,915

(Loss) income before income taxes	(72,743)	34,594	—	(38,149)	43,466	409	—	43,875
Income tax (benefit) expense(3)	(2,566)	13,831	(26,840)	(15,575)	15,846	152	—	15,998
Net (loss) income	$(70,177)	$20,763	$26,840	$(22,574)	$27,620	$257	$—	$27,877

Net (loss) income per share –
Basic	$(1.59)	$0.47	$0.61	$(0.51)	$0.59	$0.01	$—	$0.60
Diluted	$(1.59)	$0.47	$0.61	$(0.51)	$0.57	$0.01	$—	$0.58

Basic Shares	44,186	44,186	44,186	44,186	46,536	46,536	46,536	46,536
Diluted Shares	44,186	44,186	44,186	44,186	48,292	48,292	48,292	48,292

(1)

Period ended January 3, 2009 includes impairment charges for the abandonment of our plan to implement SAP-based applications and underperforming stores period ended December 29, 2007 includes impairment charges for underperforming stores

(2)	We established a $26.8 million valuation allowance against deferred taxes in the fourth quarter of fiscal 2008

(3)	Reflects annual effective tax rate, before discrete adjustments, of 40.0% and 37.1%, respectively, for the periods ended January 3, 2009 and December 29, 2007

Note -

Our “as adjusted” data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported,” or GAAP financial data. However, we have are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts

GAAP - generally accepted accounting principles